NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dcurtin@weismarkets.com

WEIS MARKETS REPORTS RESULTS FOR SECOND QUARTER

Comparable store sales have now increased 20 out of the past 21 quarters

Sunbury, PA (August 2, 2019) –  Weis Markets, Inc. (NYSE:WMK) today reported the Company’s sales increased 1.9 percent to $888.0 million during the thirteen-week period ended June 29, 2019, compared to the same period in 2018, while first quarter comparable store sales, adjusted for the holiday shift, increased 1.4 percent.

The Company’s 2019 second quarter sales benefited from the Easter holiday shift, since the Easter selling period occurred in the last week of the first quarter in 2018 while the slow selling post-Easter week fell in the second quarter a year ago.  In 2019, both weeks fell in the second quarter. Management estimates the incremental holiday sales impact in 2019 for comparative purposes was approximately $9.7 million which has been excluded from the Company’s 2019 comparable store sales total.

The Company’s second quarter net income increased 7.2 percent to $20.5 million compared to $19.1 million in 2018, while earnings per share totaled $0.76 compared to $0.71 per share for the same period in 2018.

The Company attributed its second quarter sales and comparable store sales increases to the first quarter launch of its Low, Low Price program which offers price reductions on 7,000 private brand items and the expansion of its Weis 2 Go online ordering service with in-store pick-up and home delivery. This program is now available in 150 stores. The Company’s sales also benefited from disciplined marketing and advertising programs along with targeted promotions.

During the quarter, its gross profit rates continued to be impacted by declining retails and costs in fuel as well as produce and dairy commodities. Pharmacy gross profits were negatively affected by recent changes in industry practices.  Despite this margin pressure, the company’s net income benefited from improving operational efficiencies at store level.

Year to Date

For the 26-week period ending June 29, 2019, the Company’s sales increased 1.0 percent to $1.8 billion compared to the same period in 2018 while comparable store sales increased 1.4 percent. Year-to-date income decreased 1.4 percent to $34.8 million while earnings per share for the same period decreased $0.02 to $1.29 per share.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 200 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof.  The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

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WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Second Quarter — 2019
(Unaudited)

	13 Weeks Ended		Increase
	June 29, 2019	June 30, 2018	(Decrease)
Net sales	$887,967,000	$871,100,000	1.9%

Income from operations	25,869,000	26,037,000	(0.6)%

Income before income taxes	$26,948,000	$26,142,000	3.1%
Provision for income taxes	6,473,000	7,047,000	(8.1)%
Net income	$20,475,000	$19,095,000	7.2%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$0.76	$0.71	$0.05

	26 Weeks Ended		Increase
	June 29, 2019	June 30, 2018	(Decrease)
Net sales	$1,764,686,000	$1,747,206,000	1.0%

Income from operations	41,848,000	48,876,000	(14.4)

Income before provision for income taxes	$45,823,000	$48,449,000	(5.4)%
Provision for income taxes	11,043,000	13,163,000	(16.1)%
Net income	$34,780,000	$35,286,000	(1.4)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$1.29	$1.31	$(0.02)